SCHEDULE 14C INFORMATION
        Information Statement Pursuant to Section 14(c) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[ ]  Preliminary Information Statement       [  ]  Confidential, for  Use of the
[X]  Definitive Information Statement              Commission Only (as permitted
                                                   by Rule 14c-5(d) (2))

                         DIALYSIS CORPORATION OF AMERICA
 ................................................................................
                (Name of Registrant as Specified In Its Charter)
 ................................................................................

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 [ ]     Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
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                  applies:
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         3)       Per unit  price or other  underlying  value of  transaction
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[ ]      Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
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

                                                                  April 26, 1999


To: Our Shareholders

From: Thomas K. Langbein

Subject: Invitation to the Dialysis Corporation of America 1999 Annual Meeting of Shareholders

         Management is extending its invitation to you to attend our Annual Meeting on June 9, 1999. The Annual Meeting is being held at the executive offices of our parent Company, Medicore, Inc., at 2337 West 76th Street, Hialeah, Florida at 11:30 a.m. In addition to the formal items of business, I will review the major developments of 1998 to the present and answer your questions.

         This booklet includes the Notice of Annual Meeting and the Information Statement. Proxies are not being solicited since a quorum exists for the meeting through Medicore's 68% ownership of Dialysis Corporation of America.
The Information Statement provides details as to quorum and voting requirements. The Information Statement also describes the business we will conduct at the meeting, basically the election of four directors, and provides information about Dialysis Corporation of America.

          I am sure you will notice that this year the Information Statement is written in "plain English," which we hope makes its reading and understanding easier for you.

          We look forward to seeing you at the Annual Meeting.


                                      Thomas K. Langbein
                                      Chairman of the Board and
                                      Chief Executive Officer

                        DIALYSIS CORPORATION OF AMERICA

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                   ----------------------------------------

                       Date:   Wednesday, June 9, 1999

                       Time:   11:30 a.m.

                       Place:  Executive Offices of
                               Medicore, Inc.
                               2337 West 76th Street
                               Hialeah, Florida 33016

                   ----------------------------------------


Dear Shareholder:

         You are cordially invited to attend the 1999 Dialysis Corporation of America Annual Meeting of Shareholders to:

         1.  Elect four directors;

         2. Ratify the selection of Ernst & Young LLP as independent auditors for 1999; and

         3. Transact any other business that may properly be presented at the Annual Meeting.

         If you were a shareholder of record at the close of business on April 23, 1999, you are entitled to vote at the Annual Meeting.

         Your copy of the Annual Report on Form 10-K of Dialysis Corporation of America for 1998 is enclosed.

                                       By order of the Board of Directors

                                       Lawrence E. Jaffe
                                       General Counsel and Corporate Secretary

April 26, 1999

                              TABLE OF CONTENTS

                                                                           Page

Information About the Annual Meeting and Voting...........................   2

Proposals ................................................................   4

Information About Directors and Executive Officers .......................   5

Executive Compensation ...................................................   7

Board Executive Compensation Report ......................................  11

Performance Graph ........................................................  13

Certain Relationships and Related Transactions ...........................  13

Beneficial Ownership of the Company's Securities .........................  14

             INFORMATION ABOUT THE ANNUAL MEETING AND VOTING


Q:    WHY DID YOU SEND ME AN INFORMATION STATEMENT?
A: Management of Dialysis Corporation of America ("DCA" or the "Company") is asking you to attend and vote at the 1999 Annual Meeting. This Infor-mation Statement summarizes the information you need to know to vote intelligently.

Q:    WHY DID YOU NOT SEND ME A PROXY?
A: This is because a quorum already exists based upon the 68% ownership of DCA's voting securities by Medicore, Inc. ("Medicore" or the "Parent").

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Q:    WHAT DOES A QUORUM MEAN?
A: A quorum means a majority of the outstanding shares. The Annual Meeting may only proceed if a quorum is present at the meeting. A majority of the outstanding shares will be present at the meeting through Medicore, the Company's Parent. At April 23, 1999, the Record Date, there were 3,546,344 shares of DCA common stock outstanding. Medicore owns 2,410,622 shares of DCA common stock or 68% of the votes. A shareholder list will be available at the offices of Medicore in Hialeah, Florida at the meeting and for 10 days prior to the meeting for your review.

Q:    WHO IS ENTITLED TO VOTE?
A: Shareholders who owned DCA common stock at the close of business on April 23, 1999 ("Record Date").

Q:    HOW MANY VOTES DO I HAVE?
A: Each share of common stock is entitled to one vote. DCA is sending this Information Statement, the attached Notice of Annual Meeting, and its 1998 Annual Report, which includes our financial statements, on May 4, 1999 to all shareholders entitled to vote.

Q:    WHAT AM I VOTING ON?
A: Election of four directors, Messrs. Thomas K. Langbein, Bart Pelstring, Robert W. Trause and Dr. Herbert I. Soller for a one year term; and ratification of Ernst & Young LLP as DCA's independent auditors.

Q:    HOW DO I VOTE?
A: By attending the Annual Meeting. At that time you will be given a ballot and you may vote your shares. If your shares of DCA common stock are held in the name of a broker, bank or other nominee, you must bring an account statement or letter from the nominee showing you were the beneficial owner of the shares on April 23, 1999, the Record Date.

Q:    IS MY VOTE CONFIDENTIAL?
A: Yes. Only the inspectors of election and other employees of DCA assisting in tallying the vote will have access to your vote and comments, unless you tell us to disclose such information.

Q:    WHO COUNTS THE VOTES?
A: The Company appoints two persons to act as inspectors of election, who each take an oath to accept that responsibility and certify the voting to the board.

Q:    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INFORMATION STATEMENT?
A: Your shares of DCA common stock are probably registered in more than one name or account. It would be appreciated if you would contact our transfer agent, Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004 (Attention: Proxy Department) and tell them to put all your accounts registered in the same name at the same address.

Q:    HOW MUCH COMMON STOCK DO OFFICERS AND DIRECTORS OWN?
A: Approximately 3% of our common stock as of the Record Date. This does not include Medicore's 68% (2,410,622 shares ) DCA common stock ownership.

Q:    WHO ARE THE LARGEST PRINCIPAL SHAREHOLDERS?
A:    As of the Record Date, other than Medicore's 68% ownership, Messrs. Thomas
      K. Langbein and Bart Pelstring, officers and directors of the Company, each own 50,000 shares of DCA common stock or 1.4% of the outstanding shares. See "Information About Directors and Executive Officers" and "Beneficial Ownership of the Company's Securities."

Q: WHO SENDS OUT THE INFORMATION STATEMENTS AND ANNUAL REPORTS AND WHAT ARE THE COSTS?
A: The Company is sending out the Information Statement and Annual Report to shareholders and warrantholders.

      We will ask banks, brokers and other institutions, nominees and fiduci-aries to forward these materials to their principals and we reimburse them for their reasonable expenses in forwarding the materials. DCA pays all expenses of preparing and delivering the Information Statements and Annual Reports, including printing, envelopes, mailing and similar out-of-pocket expenses.

Q:    WHO IS ELIGIBLE TO SUBMIT A PROPOSAL?
A: To be eligible, you must have continuously held at least $2,000 in market value, or 1%, of DCA's common stock for at least one year by the date you submit the proposal. You must continue to hold your DCA shares through the date of the meeting. However, please remember that Medicore's 68% ownership will determine the outcome of any proposal.

Q:    WHEN ARE THE YEAR 2000 SHAREHOLDER PROPOSALS DUE?
A: Shareholder proposals must be submitted in writing by January 4, 2000 to Lawrence E. Jaffe, corporate Secretary, Dialysis Corporation of America, 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604. Any proposal should provide the reasons for it, the text of any resolution, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

                                  PROPOSALS

1.       ELECTION OF DIRECTORS

         Nominees for election for a one year term are:

                                                                  Position
         Name                      Age    Current Position       Held Since
         ----                      ---    ----------------       ----------
         Thomas K. Langbein        53     Chairman of the Board     1980
                                          Chief Executive Officer   1986

         Bart Pelstring            58     President                 1986
                                          and Director              1985

         Robert W. Trause          56     Director                  1998

         Dr. Herbert I. Soller     62     Director                  1998

         The by-laws of the Company provide that the board shall not be less than two nor more than six persons; since less than the number of directors are to be elected, shareholders cannot vote for more directors than the named nominees. A majority of directors, although less than a quorum, or a sole remaining director, have the right to appoint candidates to fill any vacancies on the board. When appointed, such director shall then serve for the remainder of the term.

         There is no nominating committee. Nominations for directors are con-sidered by the entire board.

         The affirmative vote of a plurality of the shares of common stock represented at the meeting is required to elect the nominees as directors. Abstentions and votes withheld for any nominee will have the same effect as a vote against his re-election.

         Medicore owns 2,410,622 shares or 68% of the voting stock of the Company, and intends to vote all of its shares in favor of the election of the four nominees of management for directors, thereby assuring their election as directors.

         The nominees have consented to serve on the board. If any nominee is unable to serve for any reason, the Parent's controlling block of Company common stock will be voted for any substitute nominee as designated by the board.

         For more information about the directors and executive officer see "Information About Directors and Executive officers."

2.       RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

         The audit committee and the board believe that the experience and expertise of Ernst & Young LLP ("E & Y") and its knowledge of the Company and its Parent, Medicore, and their subsidiaries justifies their re-appointment as its independent auditors for 1999. E & Y has served as the Company's and Medicore's auditors since 1978. Representatives of E & Y have direct access to the audit committee and the board.

         No relationship exists between the Company and E & Y other than the usual relationship between independent public auditor and client.

         A representative of E & Y will attend the Annual Meeting to respond to shareholder questions.

         The affirmative vote of the majority of the shares present and entitled to vote at the Annual Meeting is needed and will be accomplished by virtue of Medicore's 68% ownership of the Company and its present intention to vote its 68% ownership of the Company to ratify E & Y as independent auditors for 1999.

OTHER MATTERS TO BE PRESENTED TO SHAREHOLDERS

         Management is not currently aware of any other matter to be presented for action at the Annual Meeting other than the election of four directors, Proposal No. 1, and ratifying selection of independent auditors, Proposal No. 2, in the accompanying Notice of Annual Meeting of Shareholders, and management does not presently intend to bring any other matter before the meeting.


               INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

THE BOARD OF DIRECTORS

         The board of directors oversees the business and affairs of DCA and monitors the performance of management. In accordance with corporate governance principles, the board does not involve itself in day-to-day operations. The board is kept knowledgeable and informed through discussions with the Chairman, other directors, executives and advisors (counsel, outside auditors, investment bankers and other consultants), by reading reports, contracts and other materials sent to them and by participating in board and committee meetings.

         The board met seven times during 1998. All directors participated at all the meetings, either present in person or by telephone conference call.

DIRECTORS STANDING FOR RE-ELECTION

         THOMAS K. LANGBEIN has been affiliated with the Company since 1980 when he was appointed Chairman of the Board of Directors and President. Mr. Langbein relinquished the position of President in 1986 when he was appointed as Chief Executive Officer. He is also Chairman of the Board and Chief Executive Officer of each of the Company's subsidiaries. Mr. Langbein is also the Chairman of the Board, Chief Executive Officer and President of Medicore, the parent of the Company. He is the Chairman of the Board and Chief Executive Officer of Techdyne, a 62% owned public subsidiary of Medicore engaged in the manufacture, assembly and distribution of electronic and electro-mechanical components. Mr. Langbein is President, sole shareholder and director of Todd & Company, Inc., ("Todd") a broker-dealer registered with the Securities and Exchange Commission and a member of the NASD. Mr. Langbein devotes most of his time to the affairs of the Company, Medicore and Techdyne. See "Certain Relationships and Related Transactions."

         BART PELSTRING has been affiliated with the Company since 1976. Mr. Pelstring was appointed Vice-President of Operations in 1980 and served in that capacity until 1986 when he was appointed as President of the Company, which position as well as director (elected in 1985) he holds with all of the Company's subsidiaries. Mr. Pelstring is a founding member of the National Renal Administrators Association and was the founder and president of the Florida Renal Administrators Association.

         ROBERT W. TRAUSE is a senior commercial account specialist engaged in the marketing of commercial insurance specializing in property and casualty insurance sales to mid-to-large range companies. He is, since 1991, affiliated with an insurance agency in New Jersey.

         DR. HERBERT I. SOLLER is a medical director certified by the American Board of Internal Medicine and specializing in nephrology. He is the current medical director of the Company's Carlisle, Lemoyne and Chambersburg, Pennsylvania dialysis facilities. See "Certain Relationships and Related Transactions." Dr. Soller is a member of several state and medical nephrology and internal medicine societies and is affiliated with several hospitals in Pennsylvania.

EXECUTIVE OFFICERS

         Name                      Age    Position                  Held Since
         ----                      ---    --------                  ----------
         Thomas K. Langbein        53     Chief Executive Officer      1986
                                          (Chairman of the Board)      1980

         Daniel R. Ouzts           52     Vice President (Finance)
                                          and Treasurer                1996

         Stephen W. Everett        42     Vice President (Operations/
                                          Business Development)        1998

         DANIEL R. OUZTS has been affiliated with the Company since 1983 as its controller, and in 1996 was appointed Vice President of Finance and Treasurer. He also holds those positions with Medicore, and is Vice President of Finance and Controller of Techdyne. Mr. Ouzts is a certified public accountant. See "Certain Relationships and Related Transactions."

         STEPHEN W. EVERETT has been involved in the healthcare industry for over 18 years. From 1993 to 1997, Mr. Everett was responsible for oversight, deal structuring, physician recruitment and practice management for the renal care division of Vivra, Inc., the second largest provider of dialysis services in the United States. Mr. Everett held positions of similar responsibility in 1998 in his affiliation with Physicians Practice Management, engaged in consulting and management in the renal healthcare field, He joined the Company in November, 1998.

         There are no family relationships among any of the officers or directors of the Company.

BOARD COMMITTEES

         The only committee the Company has is an audit committee consisting of Thomas K. Langbein (employee director), and Dr. Herbert I. Soller and Robert W. Trause (non-employee directors). The audit committee, which meets informally, usually on a monthly basis, is responsible for recommending to the board of directors the firm of independent accountants to serve the Company, reviewing fees, services and results of the audit by such independent accountants, reviewing the accounting books and records of the Company and reviewing the scope, results and adequacy of the internal audit control procedures of the Company.

COMPENSATION OF DIRECTORS

         No standard arrangements for compensating directors for services as directors or for participating on any committee exists. We reimburse directors for travel and related out-of-pocket expenses incurred in attending shareholder, board and committee meetings, which expenses have been minimal. In lieu of any cash compensation or per meeting fees to directors for acting as such, the Company has provided directors, among others, with options to purchase common stock of the Company at fair market value as of the date of grant. See "Executive Compensation - Options, Warrants or Rights," and "Beneficial Owner-ship of the Company's Securities" below.


                             EXECUTIVE COMPENSATION

         The Summary Compensation Table below sets forth compensation paid by the Company and its subsidiaries for the last three fiscal years ended December 31, 1998 for services in all capacities for its Chief Executive Officer and President. No other executive officer of the Company receives a total annual salary, bonus or other compensation which exceeded $100,000.

                                   SUMMARY COMPENSATION TABLE

                                                                    Long Term
                                    Annual Compensation         Compensation Awards
                             ---------------------------------  -------------------
(a)                           (b)     (c)           (e)                 (g)                     (i)
                                                                    Securities               All Other
                                                                    Underlying              Compensation
                                                                   Options/SARs(#)               ($)
                                                Other Annual    ------------------      ---------------------
Name and Principal Position  Year   Salary($)  Compensation($)  Company   Medicore      Company      Medicore
---------------------------  ----   ---------  ---------------  -------   --------      -------      --------
Thomas K. Langbein, CEO      1998    64,000(1)    8,000(2)      -------   --------      --------     --------
                             1997    64,000(1)    9,000(2)      -------   --------     74,500(1)(3)  --------
                             1996    65,000(1)    5,000(2)      -------   250,000(4)    --------     94,200(1)

Bart Pelstring, President    1998   112,000(5)    3,000(6)      -------   --------      --------     --------
                             1997    77,300(5)    8,900(6)      -------   --------     74,500(3)(5)  --------
                             1996      *          -------       -------    30,000(4)    --------     21,700(5)

*  Annual compensation, bonuses and other compensation did not exceed $100,000.

---------------

(1) Annual compensation paid by Medicore, which was $258,000, $257,000 and $262,000 (including a $25,000 bonus) respectively, for fiscal 1998, 1997 and 1996. Does not include (i) the June, 1996 Medicore forgiveness of a promissory note in the amount of $94,200 (including interest) for an option exercise for Medicore common stock in 1994; (ii) the December, 1997 Company forgiveness of a promissory note in the amount of $74,500 for an option exercise for the Company's common stock in December, 1997; and (iii) a $25,000 bonus paid by the Company in 1998. See column (i), "All Other Compensation." Amounts included in the Summary Compensation Table reflect the compensation allocated to the Company in proportion to the time spent on behalf of the Company.

(2) Automobile allowance and related expenses, and life and disability insurance premiums paid by Medicore amounted to $32,300, $34,300 and $24,800, respectively for 1998, 1997 and 1996. As part of the general corporate overhead allocation, the amounts in the Summary Compensation Table reflect the portion of such payment which is allocated to the Company.

(3) The options for 50,000 shares of the Company's common stock were exercised effective December 31, 1997 at $1.50 per share. Consideration for such shares was paid in cash for the par value and a promissory note was issued for the balance. On December 31, 1997, the Company forgave the indebted-ness under the promissory notes, which notes were cancelled. See "Options, Warrants or Rights" below.

(4) The $3.00 exercise price of the options for shares of Medicore common stock granted in 1995 was reduced in December, 1996 to $2.38, its then fair market value, and is deemed a new grant of options.

(5) Mr. Pelstring has no employment agreement. 1998 compensation includes a $25,000 bonus paid by the Company. Mr. Pelstring's salary does not include
     (i) the June, 1996 Medicore forgiveness of a promissory note in the amount of $21,700 (including interest) for an option exercise for Medicore common stock by Mr. Pelstring in 1994; and (ii) the December, 1997 Company for-giveness of a promissory note in the amount of $74,500 for an option exercise for the Company's common stock in December, 1997. See column (i), "All Other Compensation."

(6) Includes payment for $100,000 term life insurance policy and auto allow-ances for fuel, repairs, and maintenance.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         The Company has no employment agreements with any of its officers or directors. Mr. Langbein has an employment agreement with Medicore through August 31, 2003 at an annual salary of $261,504 with yearly increases in increments of no less than $10,000. The Medicore employment agreement also provides:

         o  $850 per month automobile allowance
         o employee benefit plans and other fringe benefits and programs available to Medicore employees generally and executives
         o  reimbursement for business expenses
         o payment of universal and term life insurance owned by Mr. Langbein the aggregate face value of $1,600,000 - beneficiaries designated by Mr. Langbein
         o non-competition for two years from termination within 20 miles of Medicore's primary operations, Medicore has option to request non-competition within the United States at $4,000 per month for each 12 month period, increasing 5% each following 12 month period
         o full compensation for first 90 days of disability with option of Medicore to continue employment of Mr. Langbein with full compensation less disability payments, or terminate ("Disability Termination")

         The Medicore employment agreement also contains different termination provisions as follows:

         o upon death, wrongful termination (defined below), Disability Termination or Change in Control (defined below), Mr. Langbein will receive a lump sum payment (as severance allowance (see below) and liquidated damages) in an amount equal to Mr. Langbein's salary, including expenses and benefits, for three years from the date of termination ("Lump Sum Payment")
         o Mr. Langbein has the option to take 400,000 shares of Medicore common stock ("Medicore Shares") instead of the Lump Sum Payment; Mr. Langbein has the right for two years to demand registration of the Medicore Shares and for three years to include the Medicore

            Shares in any registration statement filed by Medicore; registration of the Medicore Shares to be at the sole cost of Medicore except any of Mr. Langbein's legal fees and commissions for sale of the Medicore Shares
         o full vesting of any warrants, options or similar rights held by Mr. Langbein with choice of Mr. Langbein to keep those options and warrants, otherwise Medicore has to repurchase them at a certain repurchase formula
         o  for Cause by Medicore - no benefits or salary
         o for Good Reason (defined below) by Mr. Langbein - Medicore continues to pay salary, benefits and expenses under the agreement, and all options, warrants and other securities shall be fully vested and exercisable; or provide Mr. Langbein with the Lump Sum Payment or instead, at Mr. Langbein's option, to acquire Medicore Shares
         o upon expiration at August 31, 2003, if Medicore does not renew or enter into new employment agreement, there is a severance allowance which is the Lump Sum Payment or Mr. Langbein's option to take the Medicore Shares.

DEFINITIONS

         o "Cause" for termination includes willful failure to perform duties under the employment agreement, and illegal conduct or gross misconduct which damages the business or reputation of Medicore
         o "Good Reason" to terminate his employment includes assigning Mr. Langbein duties inconsistent with his position with Medicore or any action that results in reducing Mr. Langbein's authority, duty or responsibilities; reduction of salary, expenses or benefits; or other substantial breach of the agreement
         o "Change in Control" generally includes (a) the announcement for and/or acquisition by an individual, entity or group ("Person") of 25% or more of the common stock then outstanding, except by Persons affiliated with Mr. Langbein, or (b) a sale of substantially all of the assets, or a merger or acquisition of Medicore, or (c) certain changes in the board other than through shareholder elections of members nominated by the existing board.

         Certain executive and accounting personnel and administrative facili-ties of the Company, Medicore and Techdyne were common for fiscal 1998. The costs of executive and accounting salaries and other shared corporation overhead for these companies were charged on the basis of direct usage when identifiable with any balance allocated on the basis of time spent. Mr. Langbein, as an officer and director, and Mr. Ouzts, as an officer, of the Company, Medicore and Techdyne, divide their time and efforts among these companies. See "Certain Relationships and Related Transactions."

OPTIONS, WARRANTS OR RIGHTS

1995 DIALYSIS CORPORATION OF AMERICA STOCK OPTION PLAN ("1995 PLAN")

         o  expires November 9, 2000
         o grants available to officers, directors, consultants, key employees, advisors and similar parties
         o options (non-qualified) may be up to five years, may require vesting, exercise price determined by board of directors
         o options may, at discretion of board, be exercised either with cash, common stock with fair market value equal to cash exercise price, optionee's personal recourse note, or assignment to DCA if sufficient proceeds from the sale of common stock acquired upon exercise of the option with an authorization to the broker to pay that amount to DCA, or any combination of such payments

         o  termination of optionee's affiliation with DCA by
            - death, disability or retirement after age 65, exercisable for nine months but not beyond option expiration date
            -  termination for cause, right to exercise terminates immediately
            -  any other termination, 30 day exercise
         o  options are non-transferable
         o forced redemption at formulated prices upon change in control of DCA which includes (i) sale of substantially all of the assets of DCA or its merger or consolidation; (ii) majority of the board changes other than by election of shareholders pursuant to board solici-tations or vacancies filled by board caused by death or resignation; or (iii) a person or group acquires or makes a tender offer for at least 25% of the DCA's common stock
         o  1995 Plan history to March 15, 1999
            -  250,000 shares reserved for issuance
            -  210,000 granted in 1995
            -  168,500 exercised
            -   37,000 cancelled
            -    4,500 outstanding (six employees ) exercisable at $1.50 per share through November 9, 2000
            -    5,000 granted in 1998 to a new director exercisable at $2.25 per share through June 9, 2003
         o non-affiliates, employees free to immediately sell their common stock upon exercise of options
         o affiliates may sell their shares of common stock upon exercise of options under Rule 144 of the Securities Act

1996 DCA OPTIONS

         o  non-qualified
         o  options for 5,000 shares of common stock issued each to two medical directors of DCA's dialysis facilities (one a director of DCA)
         o  one option exercisable at $4.75 per share through August 18, 1999
         o second option exercisable at $2.25 per share through August 18, 1999 (reduced in June, 1998 from original $4.75 per share exercise price)
         o termination of director affiliation with DCA or with professional association acting as medical director of DCA's dialysis facility
            - death, disability or retirement after age 65, exercisable for six months but not beyond option expiration date of the option
            -  termination for cause, right to exercise terminates immediately
            -  any other termination, 30 day exercise
         o  only exercisable with cash

         The exercise price of options is 100% of the fair market value of the common stock on the date of grant.

         No options were granted to any officers or directors of the Company, Medicore or Techdyne in 1998 except for an option for 5,000 shares to a new director of DCA.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

(a)                          (b)              (c)               (d)

                                                             Number of
                                                             Securities
                                                             Underlying
                                                             Unexercised
                                                             Options/SARs
                                                             at FY-End (#)
                       Shares Acquired  Value Realized       Exercisable/
Name                   on  Exercise (#)       ($)            Unexercisable
----                   ---------------  --------------       -------------
CEO
Thomas K. Langbein
    Company Options         -0-               -0-            -0-
    Medicore Options        -0-               -0-          250,000 (exer.)(1)

Bart Pelstring
    Company Options         -0-               -0-            -0-
    Medicore Options        -0-               -0-           30,000 (exer.)(1)

---------------

(1) The Medicore options are exercisable through April 17, 2000 at $2.38 per share. The Medicore options were out-of-the money, the closing price of the Medicore common stock as reported by Nasdaq as of December 31, 1998 was $1.25.


                     BOARD EXECUTIVE COMPENSATION REPORT

         The Company is small and is in the developmental stage of establishing outpatient dialysis facilities and inpatient dialysis services, and therefore has no executive compensation committee. Compensation of its executive officers is considered by all four members of the board of directors. Our philosophy is to align compensation of management with the long-term interests of share-holders. Executive compensation is structured to motivate management to create sustained shareholder value. The board attempts to accomplish this goal by:

         (i) aligning the interests of management and shareholders through stock ownership; and
         (ii) seeking growth and performance of DCA by attracting, retaining and motivating talented executives and employees through competitive compensation.

WHAT IS THE STRUCTURE OF EXECUTIVE COMPENSATION?

         The elements of executive compensation include:

         o   base pay
         o   long-term incentives
         o special awards in recognition of extraordinary efforts and achievements

HOW IS BASE PAY DETERMINED?

         Base pay is determined by individual performance and position with and responsibilities to the Company. We also try, although it is more difficult for the Company since it is not a significant participant in the dialysis industry, and is in its developmental stage of establishing dialysis facilities, to be competitive with salaries in an attempt to be able to maintain quality executives. Base salaries for management are below major competitors, which are much larger than the Company.

BASE SALARY FOR CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT

         Thomas K. Langbein, Chairman of the Board and Chief Executive Officer, and Bart Pelstring, President, who have been affiliated with the Company for 19 years and 23 years, respectively, are most responsible for the Company's performance. Mr. Pelstring primarily seeks new areas and physician and hospital alliances and, with Mr. Langbein, evaluates the potential for growth and expansion of the Company's operations, facilities and patient base. Joining these efforts is a new Vice President, Stephen W. Everett, who brings substantial experience to the Company. See "Information About Directors and Executive Officers" above. In evaluating the performance and setting Mr. Langbein's and Mr. Pelstring's compensation, the board took into account their efforts in directing the Company's operations, seeking new sources of capital for the Company and its dialysis operations, aggressively pursuing new areas to develop or acquire dialysis facilities, and motivating key executive management toward greater overall efficiencies in labor, cost control and increased business. Mr. Langbein and Mr. Pelstring do not participate in decisions affecting their own compensation.

WHAT ARE LONG-TERM INCENTIVES?

         Long-term incentive awards for executives usually take the form of granting stock options under the Company's option plans or granting restricted stock awards, meaning shares which cannot be publicly sold for a certain period of time, usually from one to two years. We believe the granting of stock options or restricted shares helps align the interests of the Company's executives with its shareholders. This is premised on the basic principle that the executives will receive value only if the market value of the Company's common stock increases over time. Market price should increase if management strives to improve the Company's operations and profitability.

SPECIAL AWARDS

         Special awards may be granted from time to time in recognition of extraordinary efforts and achievements. Such may arise based upon an executive's extraordinary efforts in accomplishing expansion, acquisitions, increasing market share and similar events. These situations and extent of awards are evaluated on a case by case basis.


                     SUBMITTED BY THE BOARD OF DIRECTORS

                  Thomas K. Langbein       Bart Pelstring
                  Dr. Herbert I. Soller    Robert W. Trause

                                PERFORMANCE GRAPH

         The following graph shows a three-year comparison of cumulative total shareholder returns for the Company, the Nasdaq Market Index and the Dialysis Center Industry Index from April 18, 1996, the date the common stock started trading, through December 31, 1998. The cumulative total shareholder returns on the Company's common stock was measured by dividing the difference between the Company's share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period. The total share-holder return assumes $100 invested at the beginning of the period in the Company's common stock, in the Nasdaq Market Index and the Dialysis Center Industry Index. The Company did not pay dividends on its common stock during the measurement period and the calculations of cumulative total shareholders return on the common stock did not include dividends.


COMPARISON OF THREE YEAR CUMULATIVE TOTAL RETURNS AMONG DCA, NASDAQ MARKET INDEX AND DIALYSIS CENTER INDUSTRY INDEX

Measurement Period             DCA        Nasdaq Index     Industry Index
(Fiscal Year Covered)          ---        ------------     --------------
Measurement Pt-4/18/96      $ 100.00        $ 100.00          $ 100.00

FYE 12/31/96                   51.06          107.16             90.63
FYE 12/31/97                   41.49          131.08            121.42
FYE 12/31/98                   13.83          184.88            142.55


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Upon completion of the Company's public offering of common stock and Warrants in April, 1996, Medicore owned approximately 67% of the Company and currently owns approximately 68% of the common stock of the Company. See "Beneficial Ownership of the Company's Securities" below.

         In 1977, the Company became a public company through a merger with Premium Acceptance Corporation ("PAC"), a licensed insurance premium and second mortgage company, underwritten by Todd, a securities brokerage firm solely owned by Thomas K. Langbein, Chairman and Chief Executive Officer of the Company. The Chairman of the Board and President of PAC was Anthony C. D'Amore, a current director of Medicore and Medicore's public subsidiary, Techdyne. Mr. D'Amore acts as an insurance consultant and receives nominal commissions for insurance provided to the Company, Medicore and Techdyne. The aggregate annual premiums for such insurance were approximately $176,000, $159,000 and $189,000 for the years ended December 31, 1998, 1997 and 1996, respectively, of which $32,000 was for the Company, with no such insurance related to the Company for 1997 or 1996. In addition, the Company, Medicore and Techdyne obtained group health insurance coverage for all of their employees as well as several executive and key employee life insurance policies through George Langbein, brother of Thomas K. Langbein. These insurance policies include $100,000 term life insurance covering and owned by Bart Pelstring, President and director of the Company. Medicore also pays for the $1,600,000 of life insurance owned by Thomas K. Langbein. See "Executive Compensation" above. In 1998, premiums on this coverage aggregated approximately $413,000, of which $92,000 was paid by the Company. Management is of the opinion that the cost and coverage of the insurance are as favorable as can be obtained from unaffiliated parties.

         Certain of the officers and directors of the Company are officers and/or directors of Medicore and its affiliates. Thomas K. Langbein is Chairman of the Board and Chief Executive Officer of the Company, Techdyne and Medicore and President of the latter, and an officer and/or director of the Company's, Medicore's and Techdyne's subsidiaries. Daniel R. Ouzts is Vice President, Treasurer and Controller of the Company and Medicore and Vice President and Controller of Techdyne. See "Information about Directors and Executive Officers" above. Lawrence E. Jaffe is Secretary and general counsel to the Company, Medicore and Techdyne. Mr. Jaffe owns 16,000 shares of the Company's common stock and Warrants to purchase an additional 2,000 shares, Medicore common stock (approximately 1% of the outstanding shares), and options for Techdyne common stock (representing less than 1% of the Techdyne common stock). These securities are in the name of and held in trust for his wife.

         In addition, certain of the accounting personnel and administrative facilities of Medicore and its subsidiaries, including the Company, are common. The costs of executive and accounting salaries and other shared corporate overhead for these companies are charged first on the basis of direct usage when identifiable, with the remainder allocated on the basis of time spent. Since the shared expenses are allocated on a cost basis, there is no intercompany profit involved. The amount of expenses charged by Medicore to the Company which are reflected in the advances from Medicore amounted to approximately $240,000 for each of the three years ended December 31, 1998. See Note 4 to "Notes to Consolidated Financial Statements" in the Company's 1998 Annual Report. Utilization of personnel and administrative facilities in this manner enables Medicore to share the cost of qualified individuals with its subsidiaries rather than duplicating the cost for various entities. It is the opinion of management that these services are on terms as favorable as the Company could receive from unaffiliated parties. Management is exploring accounting and bookkeeping programs that would provide the Company with its own independent functions in these areas and reduce its dependence on the Parent's personnel and facilities, thereby eliminating a portion of the shared corporate overhead with its Parent. The system is anticipated to be ready in mid-1999.

         DSPL, a wholly-owned subsidiary of the Company, leases its dialysis facility from the Company under a new five year net lease expiring December 31, 2003 at $43,088 per annum, plus applicable taxes, separately metered utilities and insurance, and additional rent of $5,386 per year covering common area maintenance expenses. DSPL has two renewal options for five years each under the agreement. Management is of the opinion that the rental is on terms as favorable as could be obtained from an unaffiliated party.

         The Company had been advancing funds to Medicore for working capital requirements which advances had an outstanding balance of $4,263,000 at September 30, 1995. This sum was not evidenced by a note, and bore interest at the short-term U.S. Treasury bill rate. On October 4, 1995, Medicore repaid $1,000,000 of the intercompany indebtedness, which was further reduced in November, 1995, when the Company declared a 50% stock dividend and thereafter a $1.30 per share dividend, which was effected by paying the remaining .9% shareholders (other than Medicore) approximately $29,000 and effecting a reduction of the Medicore debt by approximately $3,134,000. As a net result of cash transfers and corporate overhead allocations, there was an intercompany indebtedness due to the Company from Medicore of approximately $121,000 at December 31, 1998.


                 BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

        The following table sets forth as of March 11, 1999, the names and beneficial ownership of the equity securities of the Company and its sub-sidiaries and of Medicore, the Parent, for directors, individually itemized, and for all of the directors and executive officers as a group, without naming them, and for each of the named executive officers disclosed in the Summary Compensation Table (see

"Executive Compensation") and for shareholders known to the Company to bene-ficially own more than 5% of its voting securities.

                            Amount and Nature of Beneficial Ownership(1)
                                 Dialysis         Medicore
                                  Common                   Common
Name                              Stock(1)     %(2)       Stock(3)       %(4)

Medicore, Inc.                  2,410,622     68.0%(5)     -----        -----
2337 W. 76th Street
Hialeah, FL 33016

Thomas K. Langbein*                50,000(1)   1.4%      1,023,414      17.1%
c/o Medicore, Inc.
777 Terrace Avenue
Hasbrouck Heights, NJ 07604

Bart Pelstring                     50,000      1.4%         85,000       1.5%
c/o Dialysis Corporation
of America
27 Miller Avenue
Lemoyne, PA 17043

Robert W. Trause*                   5,000   less than        -0-         -0-%
431C Hackensack Street                         1%
Carlstadt, NJ 07072

Dr. Herbert I. Soller*              5,000   less than        -0-         -0-%
100 Chestnut Street                            1%
P.O. Box 701
Harrisburg, PA 17108

All directors and                 107,500      3.0%      1,179,064      19.6%
executive officers
as a group (5 persons)

* Member of the Audit Committee

---------------

(1) Medicore owns 2,410,622 shares (68%) of DCA common stock. Officers and directors of the Company, who may also be officers and/or directors of Medicore and shareholders of each company, disclaim any indirect beneficial ownership of DCA common stock through Medicore's 68% ownership of DCA. Thomas K. Langbein, by virtue of his positions with the Company and Medicore and stock ownership of Medicore, may be deemed to have beneficial ownership of such shares through shared voting and investment power with respect to Medicore's ownership of DCA. Mr. Langbein disclaims such beneficial ownership.

    Includes the following shares that may be acquired upon exercise of options or Warrants (see Note (2)) as of March 11, 1999 or within 60 days after that date:

        R. Trause, 5,000 shares upon exercise of 1995 options; Dr. Soller, 5,000 shares upon exercise of 1996 options.

        If Thomas K. Langbein included Medicore's ownership of the Company, then his beneficial ownership would be 2,460,622 (69.4%). Mr. Langbein disclaims such beneficial ownership.

(2) Based on 3,546,344 shares outstanding exclusive of (i) current stock exercisable under 2,300,000 public Warrants exercisable at $4.50 per share through October 16, 1999; (ii) the underwriter's option for 300,000 shares of common stock exercisable through April 16, 2001; and (iii) outstanding options for 19,500 shares of common stock.

(3) Includes the following shares that may be acquired upon exercise of options as of March 11, 1999 or within 60 days after that date:

    Shares obtainable upon exercise of options under the 1989 Stock Option Plan:
    Messrs. Langbein 250,000; Pelstring 30,000.

    Does not include: Langbein, 15,700 shares held by his two children of majority age, and 400,000 shares in his employment agreement issuable under certain conditions. See "Executive Compensation."

(4) Based on 5,715,540 shares outstanding exclusive of (i) 841,000 of common stock underlying options granted in 1995 and 1998 under Medicore's 1989 Stock Option Plan; (ii) 5,000 shares of common stock underlying options granted in 1998 to a former investor relations firm; (iii) 400,000 shares of common stock available for issuance under certain conditions of Thomas K. Langbein's employment agreement (see "Executive Compensation"); and (iv) 98,000 shares of common stock reserved for issuance under Medicore's key employee stock plan.

DID DIRECTORS, EXECUTIVE OFFICERS AND 10% SHAREHOLDERS COMPLY WITH SECTION 16(A) OWNERSHIP REPORTING IN 1998?

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% shareholders to file reports with the Securities and Exchange Commission, the Nasdaq Stock Market and the Company, indicating their ownership of common stock of the Company and any changes in their beneficial ownership of their common stock ownership interests. The rules of the Securities and Exchange Commission require that the Company disclose failed or late filings of reports of Company stock ownership by its directors and executive officers. To the best of the Company's knowledge, all beneficial ownership reports by these reporting persons were filed on a timely basis.

         UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO THE SECRETARY OF THE COMPANY, LAWRENCE E. JAFFE, 777 TERRACE AVENUE, HASBROUCK HEIGHTS, NEW JERSEY 07604, A COPY OF THE FINANCIAL SCHEDULES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 (COPIES OF WHICH ANNUAL REPORT ARE INCLUDED WITH THIS NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND INFORMATION STATEMENT) WILL BE PROVIDED WITHOUT CHARGE.